Exhibit 15.4

8 June 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C., USA

20549-7561

Dear Sirs/Madams,

We have read Vodafone Group Plc’s disclosure pursuant to Item 16.F(a) of Form 20-F as set out in paragraph seven in the section entitled “Appointment of PricewaterhouseCoopers LLP” on page 66 of Vodafone Group Plc’s Annual Report on Form 20-F for the year ended 31 March 2015. We agree with the statements made in relation to Deloitte LLP. We have no basis on which to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Deloitte LLP

Independent Registered Public Accounting Firm